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                                                                     Exhibit 7.1


June 28, 2000

Deloitte & Touche LLP
2400 Scotia Centre
700 Second Street SW
Calgary, Alberta T2P 0S7

     Attn:  Debra Gerlach, C.A.

Dear Sir/Madam:

This letter constitutes notification that Energy Exploration Technologies has, with reluctance, accepted the resignation of Deloitte & Touche LLP as its auditors in anticipation of the conflict of interest that would arise under the rules of the Securities and Exchange Commission governing the independence of auditors. The particulars of that conflict and other disclosures relating to your engagement as required under Rule 304 of Regulation S-X are set forth in item 4(a)(1) of the form 8-K that we have included with this letter, and which we intend to file with the Securities and Exchange Commission. We hereby request that Deloitte & Touche furnish NXT with a letter addressed to the Securities and Exchange Commission, which we will file as an exhibit with the form 8-K, stating whether it agrees with the statements contained in item 4(a)(1) of the form 8-K and, if not, stating the respects in which you disagree.

We thank you in advance for your cooperation in responding to the foregoing request as well as your cooperation in effecting the transition to our new independent auditors, Arthur Andersen LLP.

Very truly yours,

/s/ John M. Woodbury, Jr.

John M. Woodbury, Jr.
Chief Financial Officer & General Counsel